The information in this preliminary term sheet is not complete and may be changed. We may not sell these notes until the final term sheet is delivered in final form. We are not selling these notes, nor are we soliciting offers to buy these notes, in any State where such offer or sale is not permitted.

Subject to Completion Preliminary Term Sheet Dated March 2, 2026

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-282565
(To Prospectus dated November 8, 2024,
Prospectus Supplement dated November 8, 2024
and Product Supplement EQUITY SUN-1 dated December 11, 2024)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	March , 2026 March , 2026 May , 2027
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs

￭Maturity of approximately 14 months

￭If the Ending Value of the Basket is greater than or equal to 90.00% of the Starting Value, a return of [8.50% to 14.50%]

￭1-to-1 downside exposure to decreases in the Basket beyond a 10.00% decline, with up to 90.00% of your principal at risk

￭The Basket will be comprised of the VanEck® Gold Miners ETF and the SPDR® Gold Shares, each of which will be given an equal weight.

￭All payments occur at maturity and are subject to the credit risk of The Bank of Nova Scotia

￭No periodic interest payments

￭In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”

￭Limited secondary market liquidity, with no exchange listing

￭The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation (the “FDIC”), or any other governmental agency of Canada, the United States or any other jurisdiction

The notes are being issued by The Bank of Nova Scotia (“BNS”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-7 of this term sheet, “Additional Risk Factors” on page TS-8 of this term sheet and “Risk Factors” beginning on page PS-8 of product supplement EQUITY SUN-1.

The initial estimated value of the notes as of the pricing date is expected to be between $8.891 and $9.191 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-26 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)	$ 10.000	$
Underwriting discount(1)	$ 0.175	$
Proceeds, before expenses, to BNS	$ 9.825	$

(1)For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.950 per unit and $0.125 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

March , 2026

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

Summary

The Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the CDIC or the FDIC, and are not, either directly or indirectly, an obligation of any third party. The notes are not bail-inable debt securities (as defined in the prospectus). The notes will rank equally with all of our other unsecured senior debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BNS. The notes provide you with a Step Up Payment if the Ending Value of the Market Measure, which is the basket of two ETFs described below (the “Basket”), is equal to or greater than the Threshold Value. If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Step Up Payment) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

The Basket will be comprised of the VanEck® Gold Miners ETF and the SPDR® Gold Shares (each a “Basket Component”), each of which will be given an equal weight.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This range of estimated values was determined by reference to our internal pricing models, which take into consideration certain factors, such as our internal funding rate on the pricing date and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-26.

Terms of the Notes		Redemption Amount Determination
Issuer:	The Bank of Nova Scotia (“BNS”)

Notwithstanding anything to the contrary in the accompanying product supplement, the Redemption Amount will be determined as set forth in this term sheet. On the maturity date, you will receive a cash payment per unit determined as follows:

Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	An equally weighted basket comprised of two ETFs which are the VanEck® Gold Miners ETF (Bloomberg symbol: “GDX”, the “GDX”) and the SPDR® Gold Shares (Bloomberg symbol: “GLD”, the “GLD”)
Starting Value:	100.00
Ending Value:

The value of the Market Measure on the calculation day. The scheduled calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-28 of product supplement EQUITY SUN-1.

Price Multiplier:	1 for each Basket Component, subject to adjustment for certain events relating to that Basket Component, as described on page PS-30 of product supplement EQUITY SUN-1.
Step Up Payment:	[$0.85 to $1.45] per unit, which represents a return of [8.50% to 14.50%] over the principal amount. The actual Step Up Payment will be determined on the pricing date.
Threshold Value:	90.00% of the Starting Value.
Calculation Day:	Approximately the fifth scheduled Market Measure Business Day immediately preceding the maturity date.
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in

Market-Linked One Look Notes with Enhanced Buffer	TS-2

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

“Structuring the Notes” on page TS-26.
Calculation Agent:	BofA Securities, Inc. (“BofAS”).

Market-Linked One Look Notes with Enhanced Buffer	TS-3

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

The terms and risks of the notes are contained in this term sheet and in the following:

￭Product supplement EQUITY SUN-1 dated December 11, 2024:
http://www.sec.gov/Archives/edgar/data/9631/000183988224044766/bns_424b2-25827.htm

￭Prospectus supplement dated November 8, 2024:
http://www.sec.gov/Archives/edgar/data/9631/000183988224038303/bns_424b3-21311.htm

￭Prospectus dated November 8, 2024:
http://www.sec.gov/Archives/edgar/data/9631/000119312524253771/d875135d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. You should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY SUN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BNS.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

￭You anticipate that the Ending Value will not be less than the Threshold Value.

￭ You accept that the return on the notes will be limited to the return represented by the Step Up Payment.

￭You are willing to risk a substantial loss of principal if the value of the Basket decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

￭You are willing to forgo interest payments that are paid on conventional interest-bearing debt securities.

￭You are willing to forgo dividends, distributions or other benefits of owning the Basket Components or the securities and/or commodities included in the Basket Components.

￭You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

￭You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

￭You believe that the value of the Basket will decrease from the Starting Value to an Ending Value that is below the Threshold Value or that it will increase by more than the return represented by the Step Up Payment.

￭You seek an uncapped return on your investment

￭You seek 100% principal repayment or preservation of capital.

￭You seek interest payments or other current income on your investment.

￭You want to receive dividends, distribution or other benefits of owning the Basket Components or the securities and/or commodities included in the Basket Components.

￭You seek an investment for which there will be a liquid secondary market.

￭You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors concerning an investment in the notes.

Market-Linked One Look Notes with Enhanced Buffer	TS-4

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

Hypothetical Payout Profile and Examples of Payments at Maturity

The graph below is based on hypothetical numbers and values.

Market-Linked One Look Notes with Enhanced Buffer

This graph reflects the returns on the notes, based on the Threshold Value of 90.00% of the Starting Value and a hypothetical Step Up Payment of $1.15 per unit (the midpoint of the Step Up Payment range of [$0.85 to $1.45]. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Market Measure.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, a hypothetical Threshold Value of 90, a hypothetical Step Up Payment of $1.15 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, Step Up Payment and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent hypothetical values of the Basket, see “The Basket” section below. For recent actual prices of the Basket Components, see “The Basket Components” section below. The Ending Value of each Basket Component will not include any income generated by dividends paid on any of the Basket Components, which you would otherwise be entitled to receive if you invested in those ETFs directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$1.00	-90.00%
10.00	-90.00%	$2.00	-80.00%
25.00	-75.00%	$3.50	-65.00%
50.00	-50.00%	$6.00	-40.00%
60.00	-40.00%	$7.00	-30.00%
70.00	-30.00%	$8.00	-20.00%
80.00	-20.00%	$9.00	-10.00%
90.00	-10.00%	$11.15(3)	11.50%
95.00	-5.00%	$11.15	11.50%
100.00(1)(2)	0.00%	$11.15	11.50%
105.00	5.00%	$11.15	11.50%
110.00	10.00%	$11.15	11.50%
111.50	11.50%	$11.15	11.50%
120.00	20.00%	$11.15	11.50%
130.00	30.00%	$11.15	11.50%
140.00	40.00%	$11.15	11.50%
150.00	50.00%	$11.15	11.50%

(1)This is the Threshold Value.

(2)The Starting Value will be set to 100.00 on the pricing date.

(3)This amount represents the sum of the principal amount and the hypothetical Step Up Payment of $1.15.

Market-Linked One Look Notes with Enhanced Buffer	TS-5

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 90.00
Ending Value: 50.00
Redemption Amount per unit

Example 2
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 110.00
Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Threshold Value.

Example 3
The Ending Value is 140.00, or 140.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 140.00
Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Threshold Value.

In this example, even though the Ending Value greater than the Starting Value by more than the return represented by the Step Up Payment, your return on the notes will be limited to the return represented by the Step Up Payment.

Market-Linked One Look Notes with Enhanced Buffer	TS-6

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-8 of product supplement EQUITY SUN-1, page S-2 of the prospectus supplement, and page 8 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors concerning an investment in the notes.

Structure-Related Risks

￭Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

￭Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

￭Your investment return is limited to the return represented by the Step Up Payment and may be less than a comparable investment directly in the Basket Components or the securities and/or commodities included in the Basket Components.

Market Measure-Related Risks

￭Changes in the price of one of the Basket Components may be offset by changes in the price of the other Basket Component.

￭Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets.

￭The sponsor of an Underlying Index of a Basket Component, if applicable (the “Underlying Index”) and the trustee of a Basket Component, if applicable, may adjust the relevant Basket Component in a way that may adversely affect its price and your interests and these entities have no obligation to consider your interests.

￭You will have no rights of a holder of the Basket Components or the securities and/or commodities held by the Basket Components, and you will not be entitled to receive any shares of the Basket Components or securities and/or commodities held by the Basket Components, or any dividends or other distributions in respect of the Basket Components or any securities held by any relevant Basket Components.

￭While we, MLPF&S, BofAS or our or their respective affiliates may from time to time own shares of the Basket Components or the securities and commodities held by the Basket Components, none of us, MLPF&S, BofAS or our or their respective affiliates control any Basket Component and have not verified any disclosure made with respect to any Basket Component.

￭There are liquidity and management risks associated with the Basket Components.

￭The performance of a Basket Component may not correlate with the performance of its Underlying Index or commodity held by such Basket Component, as applicable, as well as the net asset value (“NAV”) per share of such Basket Component, especially during periods of market volatility when the liquidity and the market price of such Basket Component and/or the securities or commodity, as applicable, held by such Basket Component may be adversely affected, sometimes materially.

￭If the liquidity of the commodities held by GLD is limited, the value of GLD and, therefore, the return on the notes would likely be impaired.

￭Suspension or disruptions of market trading in the commodities held by GLD may adversely affect the value of your notes.

￭The notes will not be regulated by the U.S. Commodity Futures Trading Commission.

￭The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Fund. See “Description of The Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-31 of product supplement EQUITY SUN-1.

Valuation- and Market-Related Risks

￭Our initial estimated value of the notes will be lower than the public offering price of the notes. Our initial estimated value of the notes is only an estimate. The public offering price of the notes will exceed our initial estimated value because it includes costs associated with selling and structuring the notes, as well as hedging our obligations under the notes with a third party, which may include BofAS or one of its affiliates. These costs include the underwriting discount and an expected hedging related charge, as further described in “Structuring the Notes” on page TS-26.

￭Our initial estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value of the notes is determined by reference to our internal pricing models when the terms of the notes are set. These pricing models consider certain factors, such as our internal funding rate on the pricing date, the expected term of the notes, market conditions and other relevant factors existing at that time, and our assumptions about market parameters, which can include volatility, dividend or distribution rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are different from our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any of our assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, the performance of the Basket, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors. These factors, together with various credit, market and economic factors over the term of

Market-Linked One Look Notes with Enhanced Buffer	TS-7

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways. Our initial estimated value does not represent a minimum price at which we or any agents would be willing to buy your notes in any secondary market (if any exists) at any time.

￭Our initial estimated value is not determined by reference to credit spreads or the borrowing rate we would pay for our conventional fixed-rate debt securities. The internal funding rate used in the determination of our initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. If we were to use the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for the notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the pricing date, and the price at which you may be able to sell the notes in any secondary market.

￭A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-Related Risks

￭Our business, hedging and trading activities, and those of MLPF&S, BofAS and our and their respective affiliates (including trades in the Basket Components or the securities and/or commodities held by the Basket Components), and any hedging and trading activities we, MLPF&S, BofAS or our or their respective affiliates engage in for our clients’ accounts, may affect the market value of, and return on, the notes and may create conflicts of interest with you.

￭There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.

General Credit-Related Risks

￭Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Tax-Related Risks

￭The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary of U.S. Federal Income Tax Consequences” below.

￭The conclusion that no portion of the interest paid or credited or deemed to be paid or credited on a note will be “Participating Debt Interest” subject to Canadian withholding tax is based in part on the current published administrative position of the CRA. There cannot be any assurance that CRA’s current published administrative practice will not be subject to change, including potential expansion in the current administrative interpretation of Participating Debt Interest subject to Canadian withholding tax. If, at any time, the interest paid or credited or deemed to be paid or credited on a note is subject to Canadian withholding tax, you will receive an amount that is less than the Redemption Amount. You should consult your own adviser as to the potential for such withholding and the potential for reduction or refund of part or all of such withholding, including under any bilateral Canadian tax treaty the benefits of which you may be entitled. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Summary of Canadian Federal Income Tax Consequences” below, “Canadian Taxation—Debt Securities” on page 66 of the prospectus, and “Supplemental Discussion of Canadian Federal Income Tax Consequences” on page PS-41 of product supplement EQUITY SUN-1.

Additional Risk Factors

Additional Market Measure-Related Risks

All of the securities held by the GDX are concentrated in the gold and silver mining industry and the GLD is concentrated in gold.

All of the securities held by the GDX are issued by companies in the gold and silver mining industry and GLD is linked exclusively to the price of gold. As a result, the securities that will determine the performance of the notes are concentrated in one industry and in one commodity, respectively.

Although an investment in the notes will not give holders any ownership or other direct interests in the securities held by the GDX or the commodity held by the GLD, the return on an investment in the notes will be subject to certain risks similar to those associated with direct equity investments in the gold and silver mining industry and the price of gold. By investing in the notes, you will not benefit from the diversification that could result from an investment linked to companies that operate in multiple sectors or linked to multiple commodities.

The portfolio of the GDX may be heavily concentrated in a small number of holdings. Any reduction in the market price of a small number of assets comprising a significant portion of the GDX’s portfolio may have a material adverse effect on the value of the GDX, and the GDX may underperform a fund that invests in a more diversified pool of assets. Further, with respect to the GLD, the price of gold may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the performance of the GLD is linked to the price of a single commodity, the GLD carries greater risk and may be more volatile than a fund linked to the prices of multiple commodities or a broad-based commodity index.

Market-Linked One Look Notes with Enhanced Buffer	TS-8

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

The performance of the GLD will be influenced by the price of gold and the performance of the GDX may be influenced by gold and silver prices, each of which may change unpredictably and affect the value of the notes in unforeseeable ways.

The GLD attempts to mirror, as closely as possible and before fees and expenses, the performance of the price of gold bullion, as described under “The Basket Components” herein. Similarly, to the extent the price of gold or silver has a limited effect, if any, on the prices of the securities held by the GDX, gold prices and silver prices are subject to volatile price movements over short periods of time, represent trading in commodities markets, which are substantially different from equities markets, and are affected by numerous factors.

These include economic factors, including the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the prices of gold and silver are generally quoted), interest rates and gold and silver borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial, or other events. Gold prices and silver prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold and silver by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold and silver, levels of gold and silver production and production costs, and short-term changes in supply and demand because of trading activities in the gold and silver markets. It is not possible to predict the aggregate effects of all or any combination of these factors. Any negative developments with respect to these factors may have an adverse effect on gold and silver prices and, as a result, on the price of the GLD and the prices of the securities held by the GDX and, therefore, the price of the GDX.

Additional Risks Specific to the GDX

There is no direct correlation between the value of the notes or the price of the GDX, on the one hand, and gold and silver prices, on the other hand.

Although the price of gold or silver is one factor that may influence the performance of the securities held by the GDX, the GDX is not linked to the gold or silver spot prices or to gold or silver futures. There is no direct linkage between the price of the GDX and the prices of gold and silver. While gold and silver prices may be one factor that could affect the prices of the securities included in the Underlying Index of the GDX and, consequently, the price of the GDX, the GDX is not directly linked to the movement of gold and silver prices and may be affected by factors unrelated to those movements.

The notes will be subject to risks associated with small-capitalization and mid-capitalization companies.

The GDX may invest in companies that may be considered small-capitalization or mid-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. Accordingly, the GDX’s share price may be more volatile than that of a fund that invests in stocks issued by large-capitalization companies. Stock prices of small-capitalization or mid-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization or mid-capitalization companies may be thinly traded, making it difficult for the GDX to buy and sell them. In addition, small-capitalization or mid-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization or mid-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. These factors could adversely affect the price of the GDX during the term of the notes, which may adversely affect the value of your notes.

There are risks associated with foreign securities markets, including emerging markets.

Some of the securities held by the GDX are issued by foreign companies and you should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

Market-Linked One Look Notes with Enhanced Buffer	TS-9

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

In addition, the GDX may include companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. The securities included in the GDX may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the Closing Price of the GDX which could, in turn, adversely affect the value of the notes.

The notes are subject to foreign currency exchange rate risk.

The GDX holds securities traded outside of the United States. Its share price will fluctuate based upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the securities held by the GDX are traded. Accordingly, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the securities held by the GDX are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the GDX will be adversely affected and the price of the GDX may decrease.

MarketVector Indexes GmbH (“MarketVector Indexes”), the sponsor and compiler of the Underlying Index of the GDX, retains significant control and discretionary decision-making over the Underlying Index of the GDX and is responsible for decisions regarding the interpretation of and amendments to rules of the Underlying Index of the GDX, which may have an adverse effect on the price of the GDX, the market value of the notes and the amount payable on the notes.

MarketVector Indexes is the compiler of the Underlying Index of the GDX and, as such, is responsible for the day-to-day management of the Underlying Index of the GDX and for decisions regarding the interpretation of the rules governing the Underlying Index of the GDX. MarketVector Indexes has the discretion to make operational adjustments to the Underlying Index of the GDX and to components of the Underlying Index of the GDX, including discretion to exclude companies that otherwise meet the minimum criteria for inclusion in the Underlying Index of the GDX. In addition, MarketVector Indexes retains the power to supplement, amend in whole or in part, revise or withdraw the rules of the Underlying Index of the GDX at any time, any of which may lead to changes in the way the Underlying Index of the GDX is compiled or calculated or adversely affect the Underlying Index of the GDX in another way. Any of these adjustments to the Underlying Index of the GDX or the rules thereof may adversely affect the composition of the Underlying Index of the GDX, the price of the GDX, the market value of the notes and the amount payable on the notes. The sponsor of the Underlying Index of the GDX has no obligation to take the needs of any buyer, seller or holder of the notes into consideration at any time.

The GDX recently changed the index that it tracks.

The GDX began tracking its Underlying Index following the close of trading on September 19, 2025. Any historical information about the performance of the GDX prior to such date will be during a period in which the GDX tracked a different index (the NYSE® Arca Gold Miners Index), and therefore should not be considered information relevant to how the GDX will perform as it tracks its Underlying Index. In addition, there can be no assurance that the GDX will not further change the index that it tracks in the future, and any such change may have a have an adverse effect on the value of the GDX and the notes.

The Underlying Index of the GDX has a limited operating history.

The Underlying Index of the GDX was launched on June 3, 2025. Because the Underlying Index of the GDX has no live closing level history prior to that date, limited live historical closing level information will be available for you to consider in making an independent investigation of the performance of the Underlying Index of the GDX and therefore the GDX’s performance, which may make it difficult for you to make an informed decision with respect to your notes. As a result, the return on your notes may involve greater risk than those that are linked to ETFs tracking underlying indices with a more established record of performance.

Additional Risks Specific to the GLD

Changes in the methodology used to calculate the gold spot price or changes in laws or regulations, which affect the price of gold, may affect the value of the notes.

Members of the London Bullion Market Association (the “LBMA”) set the fixings of gold (the “gold spot price”) used to determine the value of gold held by the GLD, and may adjust the determination of the gold spot price in a way that adversely affects the value of the notes. In setting the gold spot price, the LBMA has no obligation to consider your interests. The LBMA may from time to time change any rule or bylaw or take emergency action under its rules, any of which could affect the gold spot price. Any change of this kind could cause a decrease in the gold spot price, which would adversely affect the value of the notes.

In addition, the gold spot price could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies, courts, or other official bodies. Any event of this kind could adversely affect the gold spot price and, as a result, could adversely affect the value of the notes.

Market-Linked One Look Notes with Enhanced Buffer	TS-10

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

The market value of the notes may be affected by price movements in distant-delivery futures contracts associated with the gold spot price.

Price movements in the spot price of gold may not be reflected in the market value of the notes. If you are able to sell your notes, the price you receive could be affected by changes in the values of futures contracts on gold, which have more distant delivery dates than the gold spot price. The prices for these futures contracts may not increase to the same extent as the gold spot price, or may decrease to a greater extent, which may adversely affect the value of the notes.

Market-Linked One Look Notes with Enhanced Buffer	TS-11

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the prices of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component will be assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes—Basket Market Measures” beginning on page PS-36 of product supplement EQUITY SUN-1.

If February 25, 2026, were the pricing date, for each Basket Component, the Initial Component Weight, the Closing Market Price, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)(2)	Hypothetical Component Ratio(1)(3)	Initial Basket Value Contribution
VanEck® Gold Miners ETF	GDX	50.00%	$111.16	0.44980209	50.00
SPDR Gold Shares	GLD	50.00%	$473.42	0.10561446	50.00
				Starting Value	100.00

(1)The actual Closing Market Price of each Basket Component and the resulting actual Component Ratios will be determined on the pricing date, subject to adjustment as more fully described in the section entitled “Description of the Notes—Basket Market Measures—Determination of the Component Ratio for Each Basket Component” beginning on page PS-36 of product supplement EQUITY SUN-1 if a Market Disruption Event occurs on the pricing date as to any Basket Component or the pricing date is determined by the calculation agent not to be a Market Measure Business Day for any Basket Component by reason of an extraordinary event, occurrence, declaration or otherwise.

(2)These were the Closing Market Prices of the Basket Components on February 25, 2026.

(3)Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100.00, and then divided by the Closing Market Price of that Basket Component on February 25, 2026 and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket on the calculation day by summing the products of (a) the Closing Market Price for each Basket Component on the calculation day (multiplied by its Price Multiplier on the calculation day) and (b) the Component Ratio applicable to such Basket Component. The Price Multiplier for each Basket Component will initially be 1, and is subject to adjustment as described in product supplement EQUITY SUN-1. If (i) a Market Disruption Event occurs as to any Basket Component on the scheduled calculation day or (ii) the scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day for any Basket Component by reason of an extraordinary event, occurrence, declaration or otherwise, the Closing Market Price of that Basket Component will be determined as more fully described in the section entitled “Description of the Notes— Basket Market Measures—Observation Level and Ending Value of the Basket” beginning on page PS-37 of product supplement EQUITY SUN-1.

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Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 1, 2016 through February 25, 2026. The graph is based upon actual daily historical prices of the Basket Components, hypothetical Component Ratios based on the Closing Market Prices of the Basket Components as of December 31, 2015, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Market-Linked One Look Notes with Enhanced Buffer	TS-13

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

The Basket Components

All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources, without independent verification. The information reflects the policies of, and is subject to change by each of Van Eck Associates Corporation (“Van Eck”) with respect to the VanEck® Gold Miners ETF (the “GDX”) and World Gold Trust Services, LLC (“World Gold”) with respect to the SPDR® Gold Shares (the “GLD”). Van Eck and World Gold have no obligation to continue to publish, and may discontinue or suspend the publication of the applicable Basket Component at any time. The consequences of any discontinuance of a Basket Component are discussed in the section entitled “Description of the Notes— Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-31 of product supplement EQUITY SUN-1. None of us, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of any Basket Component or any successor Basket Component.

The VanEck® Gold Miners ETF

The GDX is an investment portfolio maintained and managed by VanEck® ETF Trust (the “VanEck Trust”). Van Eck Associates Corporation (“Van Eck”) is the investment adviser to the GDX. The GDX is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “GDX.”

Information provided to or filed with the SEC by the VanEck Trust pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov.

Investment Objective and Strategy

The GDX seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MarketVector™ Global Gold Miners Index (the “Underlying Index”). The Underlying Index, calculated by MarketVector Indexes GmbH (“MarketVector Indexes”), is a modified market capitalization-weighted index consisting of common stocks and ADRs of publicly traded companies involved primarily in mining for gold and silver.

The GDX normally invests at least 80% of its total assets in securities that comprise the Underlying Index. The term “assets” means net assets plus the amount of any borrowings for investment purposes. Such companies may include small- and medium-capitalization companies and foreign issuers. The Underlying Index is a modified capitalization weighted, float-adjusted index comprised of publicly traded companies primarily involved in the gold and silver mining industry. The weight of companies with less than 50% exposure to gold-related activities will not exceed 20% of the Underlying Index at rebalance. The GDX’s 80% investment policy is non-fundamental and may be changed without shareholder approval upon 60 days’ prior written notice to shareholders.

The GDX, using a “passive” or indexing investment approach, attempts to approximate the investment performance of the Underlying Index by investing in a portfolio of securities that generally tracks the Underlying Index. Unlike many investment companies that try to “beat” the performance of a benchmark index, the GDX does not try to “beat” the Underlying Index and does not seek temporary defensive positions that are inconsistent with its investment objective of seeking to track the Underlying Index.

Prior to the close of trading on September 19, 2025, the GDX tracked the NYSE® Arca Gold Miners Index®

The MarketVector™ Global Gold Miners Index

The Underlying Index is a thematic index tracking the performance of companies involved in the gold and silver mining industries. The Underlying Index is calculated, maintained and published by MarketVector Indexes, the sponsor. The Underlying Index was launched on June 3, 2025 with a base index value of 1,000.00 as of April 30, 2006.

The Underlying Index is reported by Bloomberg L.P. under the ticker symbol “MVGDXTR.”

The Index Universe

The Underlying Index only includes companies with at least 50% (25% for current components) of their:

●revenues from gold and/or silver mining, royalties, and/or streaming; and/or

●mining mineral resources from gold and/or silver.

The index universe will include only common securities and securities with similar characteristics from financial markets that are freely investable for foreign investors and that provide real-time and historical component and currency pricing, excluding limited partnerships.

Due to certain restrictions security listings on exchanges in the following countries do not qualify for the index universe: Bahrain, China (domestic market), India, Kuwait, Luxembourg, Oman, Qatar, Russia, Saudi Arabia, United Arab Emirates, and Vietnam. Furthermore, securities listed on the following exchanges or exchange segments are not eligible for this index: Paris Euronext Auction, Hamburger Boerse, Boerse Berlin, Oslo Euronext Growth, London Stock Exchange (AIM, AIMI, ASQ1, ASQ2, ASX1, ASXN, SFM2, SFM3, SSQ3, SSX3, SSX4, EQS). Companies from financial markets that are not freely investable for foreign investors or that do not provide real-time and historical component and currency pricing may still be eligible if they have a listing on an eligible exchange and if they meet all the size and liquidity requirements on this exchange.

Investable Index Universe

Market Capitalization and Liquidity Criteria

Securities must meet the following size and liquidity requirements to be included in the investable universe. If composite country volume data exists, it will be used to identify the investable universe.

Market-Linked One Look Notes with Enhanced Buffer	TS-14

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

All of the following applies for securities that are currently not included in the Underlying Index:

●free-float of at least 10%;

●full market capitalization exceeding USD $150 million;

●a three-month average daily trading volume of at least USD $1 million at the current quarter and at the previous two quarters; and

●at least 250,000 shares traded per month over the last six months at the current quarter and at the previous two quarters.

All of the following applies for securities already in the Underlying Index:

●free-float of at least 5%;

●a full market capitalization exceeding USD $75 million; and

●a three-month average daily trading volume of at least USD $200,000 in at least two of the latest three quarters (current quarter and at the previous two quarters).

In addition, at least one of the following applies for securities already in the Underlying Index:

●a three-month average daily trading volume of at least USD $600,000 at the current quarter or at one of the previous two quarters; or

●at least 200,000 shares traded per month over the last six months at the current quarter or at one of the previous two quarters.

Initial Public Offerings, Special Purpose Acquisition Companies, and Spin-Offs

Modified investability rules are applied for a recent initial public offering (“IPO”), spin-offs and postmerger/acquisition special purpose acquisition companies (“SPACs”). Such companies qualify for fast track addition to the investable universe once; either at the next regularly scheduled review if it has been trading since at least the last trading day of the month two months prior to the review month or else at the following regularly scheduled review. In order to be added to the Underlying Index the IPO security has to meet all of the following size and liquidity requirements:

●the IPO must have a full market capitalization exceeding USD $150 million;

●the IPO must have a free-float factor of at least 10%;

●the IPO must have an average daily trading volume of at least USD $1 million; and

●the IPO must have traded at least 250,000 shares per month (or per 22 days).

This rule is applicable for newly spun-off companies and post-merger/acquisition SPACs (using the merger/acquisition date like an IPO date) as well.

Eligibility Universe

Share Class

One share class of each company in the investable universe is included in the eligible universe. In case more than one share class fulfills the above specified market capitalization and liquidity rules, only the largest share class by free-float market capitalization qualifies for the eligible universe. In exceptional cases (e.g. significantly higher liquidity), MarketVector Indexes can decide for a different share class.

In case the free-float market capitalization of a currently not included share class of an index component exceeds the free-float market capitalization of the currently selected share class by at least 25% and fulfills all market capitalization and liquidity eligibility criteria for non-components the currently selected share class will be replaced by the larger one. In exceptional cases (e.g. significantly higher liquidity), MarketVector Indexes can decide to keep the current share class instead.

Pricing Source

For each company in the investable universe one pricing source qualifies for the eligible universe. In cases where a company has multiple listings (e.g. ADRs, GDRs, or listings on markets other than in the home country), the price sources will be selected to the eligible universe in the following order:

1.US price source;

2.UK price source- London Stock Exchange International Order Book only;

3.Home-market price source;

4.Most liquid foreign-market price source.

Once a company has qualified for the investable universe, only the most liquid single exchange price source within the country qualifies for the eligible universe. In exceptional cases, MarketVector Indexes can assign alternative pricing sources.

Index Review

Review Schedule

Components of the Underlying Index are reconstituted and rebalanced on a quarterly basis in March, June, September, and December according to the following schedule:

1.The eligible universe and component selection is determined based on the closing data on the last business day in February, May, August, and November. If a security does not trade on the last business day in February, May, August, or November, the last available price for this security will be used.

Market-Linked One Look Notes with Enhanced Buffer	TS-15

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

2.Component weights are determined based on closing data as of the Wednesday prior to the second Friday of March, June, September, and December. If a security does not trade on the Wednesday prior to the second Friday of March, June, September, and December, the last available closing data for this security will be used.

3.The underlying review and rebalance data (i.e. weights, shares outstanding, free-float factors, and new weighting cap factors) is announced on the second Friday of March, June, September and December.

4.Changes will be implemented and based on the closing prices as of the third Friday of March, June, September, and December. If the third Friday is not a business day, the review will take place on the last business day before the third Friday. If a security does not trade on the third Friday of March, June, September, or December, then the last available price for this security will be used. Changes become effective on the next index dissemination day.

Selection Procedure

Upon an index reconstitution, securities included in the eligible universe are selected to the Underlying Index based on the following procedure. The Underlying Index targets a coverage of 90% of the free-float market capitalization of the eligible universe with a minimum of 25 components.

1.All securities in the eligible universe are sorted in terms of free-float market capitalization in descending order.

2.Securities covering the top 85% of the free-float market capitalization of the eligible universe qualify for selection.

3.Current components between 85% and 98% of the free-float market capitalization of the eligible universe also qualify for selection.

4.If the coverage is still below 90% of the free-float market capitalization of the eligible universe or the number of components in the Underlying Index is still below 25, the largest remaining securities will be selected until both the target coverage and minimum number of components are reached.

5.In case the number of eligible securities is below the minimum of 25, additional securities are added by MarketVector Indexes’s decision until the number of securities selected to the Underlying Index reaches the minimum of 25 components.

Weighting Scheme

Upon an index rebalance, components selected to the Underlying Index will be weighted according to a modified float-adjusted market cap weighting strategy:

1.All index components are weighted by their free-float market capitalization.

2.All components with more than 50% exposure to gold-related activities that exceed 4.5% in weight but at least the largest five and at the maximum the largest 9 of these components are grouped together (so called “Large-Weights”). All other components are grouped together as well (so called “Small-Weights”).

3.The aggregated weighting of the Large-Weights is capped at 45%:

●Large-Weights: If the aggregated weighting of all components in Large-Weight exceeds 45%, then a capping factor is calculated to bring the weighting down to 45%- at the same time a second capping factor for the Small-Weights is calculated to increase the aggregated weight to 55%. These two factors are then applied to all components in the Large-Weights or the Small-Weights respectively.

●Large-Weights: The maximum weight for any single security is 20% and the minimum weighting is 5%. If a security is above the maximum or below the minimum weight, then the weight will be reduced to the maximum weight or increased to the minimum weight and the excess weight shall be redistributed proportionally across all other remaining index constituents in the Large-Weights.

●Small-Weights: The maximum weight for any single security is 4.5%. If a security is above the maximum weight, then the weight will be reduced to the maximum weight and the excess weight shall be redistributed proportionally across all other remaining index constituents in the Small-Weights.

In case the aggregated weight of all index components with less than 50% exposure to gold-related activities exceeds 20%, a weighting cap factor will be applied to ensure the aggregated weight of such index components does not exceed 20%. The excess weight shall be proportionally redistributed among the uncapped index components with more than 50% exposure to gold-related activities within the Small-Weights.

Index Maintenance

Changes to Free-Float Factors and Number of Shares

Changes to the number of shares or the free-float factors due to corporate actions like stock dividends, splits, rights issues, spin-offs etc. are implemented immediately and will be effective the next trading day (i.e., the ex-date). Any secondary issuance, share repurchase, buyback, tender offer, Dutch auction, exchange offer, bought deal equity offering or prospectus offering will be updated at the quarterly review if the change is smaller than 10%. Changes larger than 10% will be pre-announced (three trading days notice) and implemented on the first dissemination day of the following month (on a best effort basis). If necessary and information is available, resulting float changes will be taken into consideration.

Changes due to Mergers & Takeovers

A merger or takeover is deemed successful if it has been declared wholly unconditional and has received approval of all regulatory agencies with jurisdiction over the transaction. The result of a merger or takeover is typically one surviving security and one or more non-

Market-Linked One Look Notes with Enhanced Buffer	TS-16

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

surviving securities that may not necessarily be delisted from the respective trading system(s). The following treatments are applied for mergers and takeovers containing stock terms:

●If an index component merges with or takes over another index component: The surviving security remains in the Underlying Index and the other security is deleted immediately from the Underlying Index. Its shares and float are adjusted according to the terms of the merger/takeover. The index market capitalization of the merged company corresponds to the market capitalization of the two separate companies.

●If a non-index component merges with or takes over an index component:

●If the surviving security meets the eligible index universe requirements, it will be added to the Underlying Index. Its shares and float will be adjusted according to the terms of the merger/takeover and will replace the current index component.

●If the surviving security does not meet the eligible index universe requirements, it will not be added to the Underlying Index and the current index component will be deleted immediately from the Underlying Index. The following treatments are applied for mergers and takeovers with cash terms only:

●If a non-index component merges with or takes over an index component:

●The index component will be deleted.

Changes due to Spin-Offs

The spun-off company will be added to the Underlying Index where the parent company is an index constituent according to the transaction terms, with a price of zero, on the ex-date. If the spun-off does not start trading on the ex-date, a fixed indicative price will be used until the first trading day. If an indicative price is not possible to be calculated, the spun-off company will be added with a price of zero to the Underlying Index. If the spun-off does not qualify for the Underlying Index, it will be deleted after two trading days based on its respective closing price.

Additions due to Replacements

On an ongoing basis, for all corporate events that result in a security deletion from the Underlying Index, the deleted security will be replaced with the highest ranked non-component on the most recent selection list immediately only if the number of components in the Underlying Index would drop below 20. The replacement security will be added at the same weight as the deleted security. Only in case the number of components drops below its minimum due to a merger of two or more index components, the replacement security will be added with its uncapped free-float market capitalization weight.

In all other cases, i.e. there is no replacement. The additional weight resulting from the deletion will be redistributed proportionally across all other index constituents.

In case the number of index components drops below the minimum component number and no non-component security is eligible as a replacement, the determination of the addition is subject to MarketVector Indexes’s decision.

Index Calculation

The Underlying Index is calculated using the Laspeyres’ formula:

Where (for all securities (i) in the Underlying Index):

pi	= security price,
qi	=number of shares,
f fi	=free-float factor,
fxi	=exchange rate (local currency to index currency),
cfi	= weighting cap factor (if applicable, otherwise set to 1),
M	=free-float market capitalization of the Underlying Index,
D	=divisor.

Divisor Adjustments

Index maintenance, reflecting changes in shares outstanding, capital actions, addition or deletion of securities to the Underlying Index, should not change the level of the Underlying Index. This is accomplished with an adjustment to the divisor. Any change to the securities in the Underlying Index that alters the total market value of the Underlying Index while holding security prices constant will require a divisor adjustment.

Where ∆MC is the difference between closing and adjusted closing market capitalization of the Underlying Index.

Free-Float

The Underlying Index is free-float adjusted-the number of shares outstanding is reduced to exclude closely held shares (amount larger than 5% of the company’s full market capitalization) from the index calculation. At times, other adjustments are made to the share count

Market-Linked One Look Notes with Enhanced Buffer	TS-17

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

to reflect foreign ownership limits or sanctions. These are combined with the block-ownership adjustments into a single factor. To avoid unwanted double counting, either the block-ownership adjustment or the restricted stocks adjustment is applied, whichever produces the higher result. Free-float factors are reviewed quarterly.

Corporate Action Related Adjustments

Corporate actions range widely from routine share issuances or buybacks to unusual events like spin-offs or mergers. These are listed on the table below with notes about the necessary changes and whether the divisor will be adjusted.

p i = security price;

q ic = number of shares.

Type of Corporate Action	Treatment	Divisor Adjustment
Cash dividend	(In total return gross indexes the withholding tax is 0)	Yes
Special cash dividend	(In total return gross indexes the withholding tax is 0)	Yes
Split	Shareholders receive ‘B’ new shares for every ‘A’ share held.	No
Rights Offering	Shareholders receive ‘B’ new shares for every ‘A’ share held. If the subscription-price is either not available or not smaller than the closing price, no adjustment will be made.	Yes
Stock dividend (withholding taxes are applied, if applicable)	Shareholders receive ‘B’ new shares for every ‘A’ share held.	No
Stock dividend from treasury (withholding taxes are applied, if applicable)	Stock dividends from treasury are adjusted as ordinary cash dividends. Shareholders receive ‘B’ new shares for every ‘A’ share held.	Yes
Stock dividend of a different company security (withholding taxes are applied, if applicable)	The shares of the different company will be added according to the terms.	No
Addition/Deletion of a company	Net change in free-float market value determines the divisor adjustment.	Yes
Changes due to a merger/takeover	Net change in free-float market value determines the divisor adjustment. In case of no change, the divisor change is 0.	Yes
Spin-offs	Shareholders receive ‘B’ new shares for every ‘A’ share held.	No
Changes in shares outstanding	Net change in free-float market value determines the divisor adjustment. In case of no change, the divisor change is 0.	Yes

With corporate actions where cash dividends or other corporate assets are distributed to shareholders, the price of the security will drop on the ex-dividend day (the first day when a new shareholder is eligible to receive the distribution). The effect of the divisor adjustment is to prevent this price drop from causing a corresponding drop in the Underlying Index.

Corporate actions are announced at least four days prior to implementation.

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Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

Data Correction and Disruptions

Incorrect or missing input data will be corrected immediately.

Eligibility Criteria for Underlying Index Components

The Underlying Index includes common stocks, American Depositary Receipts or Global Depositary Receipts of selected companies that are involved in mining for gold and silver and that are listed for trading and electronically quoted on a major stock market that is accessible by foreign investors. Generally, this includes exchanges in most developed markets and major emerging markets, and includes companies that are cross-listed, i.e., both U.S. and Canadian listings. IDI will use its discretion to avoid exchanges and markets that are considered “frontier” in nature or have major restrictions to foreign ownership. The universe of companies eligible for inclusion in the Underlying Index will specifically include those companies that derive at least 50% of their revenues from gold mining and related activities (40% for companies that are already included in the Underlying Index). Also, the Underlying Index will maintain an exposure to companies with a significant revenue exposure to silver mining in addition to gold mining, which will not exceed 20% of the Underlying Index weight at each rebalance.

Further, both streaming companies and royalty companies are eligible for inclusion in the Underlying Index. Companies that have not yet commenced production are also eligible for inclusion in the Underlying Index, provided that they have tangible revenues that are related to the mining of either gold or silver ore. There are no restrictions imposed on the index universe in how much a particular company has hedged in gold or silver production via futures, options or forward contracts.

Only companies with a market capitalization of greater than $750 million that have an average daily trading volume of at least 50,000 shares over the past three months and an average daily value traded of at least $1 million over the past three months are eligible for inclusion in the Underlying Index. A buffer is enforced for companies already in the Underlying Index. For companies already included in the Underlying Index, the market capitalization requirement at each rebalance is $450 million, the average daily volume requirement is at least 30,000 shares over the past three months and the average daily value traded requirement is at least $600,000 over the past three months.

IDI has the discretion to not include all companies that meet the minimum criteria for inclusion.

Calculation of the Underlying Index

The Underlying Index is calculated by IDI on a net total return basis. The calculation is based on the current modified market capitalization divided by a divisor. The divisor was determined on the initial capitalization base of the Underlying Index and the base level and may be adjusted as a result of corporate actions and composition changes, as described below. The level of the Underlying Index was set at 500.00 on December 19, 2002, which is the index base date. The Underlying Index is calculated using the following formula:

Where:

t = Index Calculation Date t;

Dntr,t = the Index Divisor on Index Calculation Date t;

Pi,t = Price (in the Index Base Currency) of Index Constituent i on Index Calculation Date t;

Qi,t = number of Shares of Index Constituent i on Index Calculation Date t;

Underlying Index Maintenance

Quarterly Index Rebalances

The Underlying Index is reviewed quarterly so that the selection and weightings of the constituents continues to reflect as closely as possible the Underlying Index’s objective of measuring the performance of highly capitalized companies in the gold mining industry. IDI may at any time and from time to time change the number of securities comprising the Underlying Index by adding or deleting one or more securities, or replacing one or more securities contained in the Underlying Index with one or more substitute securities of its choice, if, in IDI’s discretion, such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the Underlying Index. A company will be removed from the Underlying Index during the quarterly review if either (1) its market capitalization falls below $450 million or (2) its average daily trading volume for the previous three months is less than 30,000 shares and its average daily traded value for the previous three months is less than $600,000.

Weightings at Quarterly Index Rebalances

At the time of the quarterly rebalance, the component security weights (also referred to as the multiplier or share quantities of each component security) will be modified to conform to the following asset diversification requirements:

1.	the weight of any single component security may not account for more than 20% of the total value of the Underlying Index;

2.

the component securities are split into two subgroups-large and small, which are ranked by unadjusted market capitalization weight in the Underlying Index. Large securities are defined as having a starting index weight greater than or equal to 5%. Small securities are defined as having a starting index weight below 5%; and

3.

the final aggregate weight of those component securities which individually represent more than 4.5% of the total value of the Underlying Index may not account for more than 45% of the total index value.

The weights of the components securities (taking into account expected component changes and share adjustments) are modified in accordance with the Underlying Index’s diversification rules.

Diversification Rule 1: If any component stock exceeds 20% of the total value of the Underlying Index, then all stocks greater than 20% of the Underlying Index are reduced to represent 20% of the value of the Underlying Index. The aggregate amount by which all component stocks are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the index value and the redistribution is repeated.

Market-Linked One Look Notes with Enhanced Buffer	TS-19

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

Diversification Rule 2: The components are sorted into two groups, large are components with a starting index weight of 5% or greater and small are components with a weight of under 5% (after any adjustments for Diversification Rule 1). If there are no components that classify as large components after Diversification Rule 1 is run, then Diversification Rule 2 is not executed. Alternatively, if the starting aggregate weight of the large components after Diversification Rule 1 is run is not greater than 45% of the starting index weight, then Diversification Rule 2 is not executed. If Diversification Rule 2 is executed, then the large group will represent in the aggregate 45% and the small group will represent 55% in the aggregate of the final index weight. This will be adjusted through the following process: The weight of each of the large stocks will be scaled down proportionately (with a floor of 5%) so that the aggregate weight of the large components will be reduced to represent 45% of the Underlying Index. If any large component stock falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 5% and the components with weights greater than 5% will be reduced proportionately. The weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any small component stock exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 4.5%. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.

Changes to the Underlying Index composition and/or the component security weights in the Underlying Index are determined and announced prior to taking effect. These changes typically become effective after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly index rebalance.

Corporate Action-Related Adjustments

The Underlying Index may be adjusted in order to maintain the continuity of the index level and the composition. The underlying aim is that the index continues to reflect as closely as possible the value of the underlying portfolio. Adjustments take place in reaction to events that occur with constituents, in order to mitigate or eliminate the effect of that event on the Underlying Index.

The Index Divisor will be adjusted for corporate actions and any additions, deletions and share changes, as described in more detail below. The Index Divisor is calculated as follows:

Where:

t = Index Calculation Date t;

Dntr,t = the Index Divisor on Index Calculation Date t;

APCi,t = the Adjusted Previous Close Price (for net dividends going ex-dividend on Index Calculation Date t and corporate actions, and denominated in the Index Base Currency) of Index Constituent i on Index Calculation Date t;

Qi,t = number of Shares of Index Constituent i on Index Calculation Date t;

Index(NTR)t-1 = the Underlying Index Level from Date t-1;

Adjustments take place in reaction to events that occur with constituents in order to mitigate or eliminate the effect of that event on the performance of the Underlying Index as follow:

1.Removal of constituents. Any stock deleted from the Underlying Index as a result of a corporate action such as a merger, acquisition, spin-off, delisting or bankruptcy is typically not replaced with a new constituent. The total number of stocks in the Underlying Index is reduced by one every time a company is deleted. In certain circumstances, IDI may decide to add another constituent into the Underlying Index as a result of the pending removal of a current constituent. If a company is removed from the Underlying Index, the divisor will be adapted to maintain the index level.

(A)Mergers and acquisitions. In the event that a merger or acquisition occurs between members of the Underlying Index, the acquired company is deleted and its market capitalization moves to the acquiring company’s stock. In the event that only one of the parties to a merger or acquisition is a member of the Underlying Index, an acquiring member of the Underlying Index continues as a member of the Underlying Index and its shares will be adjusted at the next rebalance while an acquired member of the Underlying Index is removed from the Underlying Index and its market capitalization redistributed proportionately across the remaining constituents via a divisor adjustment, and the acquiring company may be considered for inclusion at the next rebalance.

(B)Suspensions and company distress. Immediately upon a company’s filing for bankruptcy, an announcement will be made to remove the constituent from the Underlying Index effective for the next trading day. If the constituent is trading on an over-the-counter market, the last trade or price on that market is utilized as the deletion price on that day. If the stock does not trade on the relevant exchange between the bankruptcy announcement and the current index business day, the stock may be deleted from the Underlying Index with a presumed market value of $0.

(C)Split-up / spin-off. The closing price of the index constituent is adjusted by the value of the spin-off and the shares of the index constituent will not be adjusted.

2.Dividends. The Underlying Index will be adjusted for dividends that are special. To determine whether a dividend should be considered a special dividend, the compiler will use the following criteria: (a) the declaration of a dividend additional to those dividends declared as part of a company’s normal results and dividend reporting cycle; or (b) the identification of an element of a dividend paid

Market-Linked One Look Notes with Enhanced Buffer	TS-20

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

in line with a company’s normal results and dividend reporting cycle as an element that is unambiguously additional to the company’s normal payment.

3.Rights issues and other rights. In the event of a rights issue, the price is adjusted for the value of the right before the open on the ex-date, and the shares are increased to maintain the constituent’s existing weighting within the Underlying Index. The adjustment assumes that the rights issue is fully subscribed. The amount of the price adjustment is determined from the terms of the rights issue, including the subscription price, and the price of the underlying security. IDI shall only enact adjustments if the rights represent a positive value, or are in-the-money, or, alternatively, represent or can be converted into a tangible cash value.

4.Bonus issues, stock splits and reverse stock splits. For bonus issues, stock splits and reverse stock splits, the number of shares included in the Underlying Index will be adjusted in accordance with the ratio given in the corporate action. Since the event won’t change the value of the company included in the Underlying Index, the divisor will not be changed because of this.

5.Changes in number of shares. Changes in the number of shares outstanding, typically due to share repurchases, tenders or offerings, will not be reflected in the Underlying Index.

Other Adjustments

In cases not expressly covered by the rules governing the Underlying Index, operational adjustments will take place along the lines of the aim of the Underlying Index. Operational adjustments may also take place if, in IDI’s opinion, it is desirable to do so to maintain a fair and orderly market in derivatives on the Underlying Index and/or is in the best interests of the investors in products based on the Underlying Index and/or the proper functioning of the markets. Any such modifications or exercise of expert judgment will also be governed by any applicable policies, procedures and guidelines in place by IDI at such time.

Market-Linked One Look Notes with Enhanced Buffer	TS-21

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

Historical Data

The following graph shows the daily historical performance of the GDX on its primary exchange in the period from January 1, 2016 through February 25, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On February 25, 2026, the Closing Market Price of the GDX was $111.16. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of the GDX

120
100
80
60
40
20
0
Jan-2016
Jul-2016
Jan-2017
Jul-2017
Jan-2018
Jul-2018
Jan-2019
Jul-2019
Jan-2020
Jul-2020
Jan-2021
Jul-2021
Jan-2022
Jul-2022
Jan-2023
Jul-2023
Jan-2024
Jul-2024
Jan-2025
Jul-2025
Jan-2026

This historical data on the GDX is not necessarily indicative of the future performance of the GDX or what the value of the notes may be. Any historical upward or downward trend in the price per share of the GDX during any period set forth above is not an indication that the price per share of the GDX is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the GDX.

Market-Linked One Look Notes with Enhanced Buffer	TS-22

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

The SPDR® Gold Shares

The GLD issues SPDR® Gold Shares (the “Shares”), which represent units of fractional undivided beneficial interest in and ownership of the GLD. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee of the GLD (the “Trustee”), HSBC Bank plc is the custodian of the GLD (the “Custodian”), and State Street Global Advisors Funds Distributors, LLC (formerly State Street Global Markets, LLC) is the marketing agent of the GLD (the “Marketing Agent”). The GLD intends to issue additional Shares on a continuous basis through its Trustee. The GLD is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and World Gold is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator, or a commodity trading advisor.

The Shares trade on NYSE Arca, Inc., or NYSE Arca, under the symbol “GLD.” Information provided to or filed with the SEC by the GLD pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers : 001-32356, 333-248099, 333-180974 and 333-238478, respectively, through the SEC’s website at sec.gov. The information on that website about the GLD is not included or incorporated by reference in this document. According to the GLD’s prospectus, the GLD is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act and is not subject to regulation thereunder. The GLD is not a commodity pool within the meaning of the Commodity Exchange Act, as amended, and is not subject to regulation thereunder, and World Gold is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor.

The Shares may be purchased from the GLD only in one or more blocks of 100,000 Shares (a block of 100,000 Shares is called a “GLD Basket”). The GLD issues Shares in GLD Baskets to certain authorized participants (the “Authorized Participants”), on an ongoing basis. GLD Baskets are offered continuously at the NAV, for 100,000 Shares on the day that an order to create a GLD Basket is accepted by the Trustee.

The investment objective of the GLD is to reflect the performance of the price of gold bullion, less the GLD’s expenses. The GLD holds gold bars. The GLD issues shares in exchange for deposits of gold and distributes gold in connection with the redemption of shares.

The Shares represent units of fractional undivided beneficial interest in and ownership of the GLD, the primary asset of which is allocated (or secured) gold. The GLD is not managed like a corporation or an active investment vehicle. The gold held by the GLD will be sold only: (1) on an as-needed basis to pay the GLD’s expenses, (2) in the event the GLD terminates and liquidates its assets or (3) as otherwise required by law or regulation.

Creation and Redemption

The GLD creates and redeems the Shares from time to time, but only in one or more GLD Baskets. The creation and redemption of GLD Baskets requires the delivery to the GLD or the distribution by the GLD of the amount of gold and any cash represented by the GLD Baskets being created or redeemed, the amount of which is based on the combined NAV of the number of Shares included in the GLD Baskets being created or redeemed. The initial amount of gold required for deposit with the GLD to create shares for the period from the formation of the GLD to the first day of trading of the Shares on the NYSE was 10,000 ounces per GLD Basket. The number of ounces of gold required to create a GLD Basket or to be delivered upon the redemption of a GLD Basket gradually decreases over time, due to the accrual of the GLD’s expenses and the sale of the GLD’s gold to pay the GLD’s expenses. GLD Baskets may be created or redeemed only by authorized participants, who pay a transaction fee for each order to create or redeem GLD Baskets and may sell the Shares included in the GLD Baskets they create to other investors.

Valuation of Gold; Computation of NAV

The Trustee determines the NAV of the GLD on each day that NYSE Arca is open for regular trading at the earlier of (i) the afternoon session of the twice daily determination of the price of an ounce of gold through an auction by the LBMA, administered by the ICE Benchmark Administration (the “IBA”), which starts at 3:00 PM London, England time, or the LBMA Gold Price PM, or (ii) 12:00 PM New York time. The LBMA Gold Price PM is determined by participants in a physically settled, electronic and tradable auction. The LBMA Gold Price PM replaced the previously established London PM Gold Fix on March 20, 2015. The NAV of the GLD is the aggregate value of the GLD’s assets less its estimated accrued but unpaid liabilities (which include accrued expenses). In determining the GLD’s NAV, the Trustee values the gold held by the GLD based on the LBMA Gold Price PM for an ounce of gold. The Trustee also determines the NAV per Share.

The Custodian is responsible for the safekeeping of the GLD’s gold bars transferred to it in connection with the creation of GLD Baskets by Authorized Participants. The Custodian also facilitates the transfer of gold in and out of the GLD through gold accounts it maintains for Authorized Participants and the GLD. The Custodian is a market maker, clearer and approved weigher under the rules of the LBMA.

Market-Linked One Look Notes with Enhanced Buffer	TS-23

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

Historical Data

The following graph shows the daily historical performance of the GLD on its primary exchange in the period from January 1, 2016 through February 25, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On February 25, 2026, the Closing Market Price of the GLD was $473.42. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of the GLD

600
500
400
300
200
100
0
Jan-2016
Jul-2016
Jan-2017
Jul-2017
Jan-2018
Jul-2018
Jan-2019
Jul-2019
Jan-2020
Jul-2020
Jan-2021
Jul-2021
Jan-2022
Jul-2022
Jan-2023
Jul-2023
Jan-2024
Jul-2024
Jan-2025
Jul-2025
Jan-2026

This historical data on the GLD is not necessarily indicative of the future performance of the GLD or what the value of the notes may be. Any historical upward or downward trend in the price per share of the GLD during any period set forth above is not an indication that the price of the GLD is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the GLD.

Market-Linked One Look Notes with Enhanced Buffer	TS-24

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the settlement date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement produced by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding BNS or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

●the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

●a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

●a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Market-Linked One Look Notes with Enhanced Buffer	TS-25

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

Structuring the Notes

The notes are our unsecured senior debt securities, the return on which is linked to the performance of the Basket. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked note is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Basket and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors — Conflict-Related Risks” beginning on page PS-19 and “Use of Proceeds and Hedging” on page PS-23 of product supplement EQUITY SUN-1.

Market-Linked One Look Notes with Enhanced Buffer	TS-26

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

Summary of Canadian Federal Income Tax Consequences

See “Supplemental Discussion of Canadian Federal Income Tax Consequences” in product supplement EQUITY SUN-1. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Act.

On January 29, 2026, the Department of Finance Canada released for consultation proposed amendments (the “January 29th Tax Proposals”) that would amend paragraph 18.4(3)(b) of the Act, and introduce other consequential amendments. Such discussion further assumes that these proposals will not apply to amounts payable to a holder in respect of the notes. However, there can be no assurance in this regard. Investors should note that the January 29th Tax Proposals are highly complex, and there remains significant uncertainty as to their interpretation and application.

Summary of U.S. Federal Income Tax Consequences

The following is a general description of certain U.S. federal tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are residents for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date. We urge you to read the more detailed discussion in the “Material U.S. Federal Income Tax Consequences” section beginning on page PS-43 of product supplement EQUITY SUN-1.

No statutory, regulatory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain. Accordingly, we urge you to consult your tax advisor as to the tax consequences of your investment in the notes (and of having agreed to the required tax treatment of your notes described below) and as to the application of state, local or other tax laws to your investment in your notes and the possible effects of changes in federal or other tax laws.

Pursuant to the terms of the notes, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your notes as prepaid derivative contracts with respect to the Basket. If your notes are so treated, subject to the discussion below regarding Section 1260 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), you should generally recognize long-term capital gain or loss if you hold your notes for more than one year (and otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. The deductibility of capital losses is subject to limitations.

Section 1260. Because each of the Basket Components would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the notes could be treated as a constructive ownership transaction under Section 1260 of the Code. If the notes were treated as a constructive ownership transaction, certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your notes could be recharacterized as ordinary income and you could be subject to an interest charge on any deferred tax liability with respect to such recharacterized gain). Additionally, if Section 1260 of the Code were to apply to the notes, all or a portion of any long-term capital gain that you recognize with respect to the Notes that is not recharacterized as ordinary income would be subject to tax at a special 28% maximum rate that is applicable to “collectibles”. We urge you to read the discussion concerning the possible treatment of the notes as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences — Section 1260” of product supplement EQUITY SUN-1.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above.

Notice 2008-2. In 2007, the Internal Revenue Service (the “IRS”) released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the U.S. Department of the Treasury (the “Treasury”) are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code (discussed above) should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes.

Market-Linked One Look Notes with Enhanced Buffer	TS-27

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

Furthermore, in 2013 the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether the Basket Components would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If the Basket Components and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of the notes upon a taxable disposition (including cash settlement) of the notes to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the Basket Components as a USRPHC and/or the notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the notes are not “delta-one” with respect to the Basket Components, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Basket Components or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents.  It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the Basket Components or the notes.  If you enter, or have entered, into other transactions in respect of the Basket Components or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.

Market-Linked One Look Notes with Enhanced Buffer	TS-28

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends or other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of BNS).

Market-Linked One Look Notes with Enhanced Buffer	TS-29

Market-Linked One Look Notes with Enhanced Buffer Linked to a Basket of Two ETFs, due May , 2027

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

Market-Linked One Look Notes with Enhanced Buffer	TS-30